CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our reports dated October 7, 2005 on Dreyfus Municipal Funds, Inc. (comprising, respectively, Dreyfus BASIC Municipal Money Market Fund, Dreyfus BASIC New Jersey Municipal Money Market Fund, Dreyfus Premier Select Intermediate Municipal Bond Fund and Dreyfus Premier Select Municipal Bond Fund), in this Registration Statement (Form N-1A Nos. 33-42162 and 811-6377) of Dreyfus Municipal Funds, Inc.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York December 19, 2005